Exhibit 10.1

AMENDMENT TO SEPARATION BENEFIT AGREEMENT

This Amendment to the Separation Benefit Agreement dated June 13, 2019, (the “Amendment”) amends the Separation Benefit Agreement, dated as of May 27, 2016, entered into by and among Ross Anker ("Executive") and SiteOne Landscape Supply, LLC, a Delaware limited liability company, and SiteOne Landscape Supply, Inc., a Delaware corporation. Unless the context clearly requires otherwise, (a) all references to “Company” herein shall mean SiteOne Landscape Supply, LLC, SiteOne Landscape Supply, Inc., and each respective entity’s affiliates, and (b) all references to “Agreement” shall mean the Separation Benefit Agreement as amended by this Amendment. Capitalized terms that are used but not otherwise defined have the meanings set forth in section 4 of the Agreement.

WHEREAS, the Company currently employs Executive as its Executive Vice President, Category Management, Marketing and IT pursuant to the terms set forth in the Agreement; and

WHEREAS, the Company desire to terminate Executive’s services to the Company without Cause in accordance with the terms and conditions set forth in the Agreement; and

WHEREAS, Executive and the Company agree to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Termination of Employment

Executive’s employment with the Company shall terminate effective as of June 30, 2020 (“Separation Date”).

2.	Garden Leave

“Garden Leave” means the period commencing on July 1, 2019 to and including the Separation Date. The Company and Executive agree as follows with respect to the Garden Leave:

(a)	During the Garden Leave, Executive shall (i) only be required to provide services specified in writing by the CEO and agreed to in writing by Executive from time to time until the Separation Date, provided, however, the Company shall not have any obligation to provide any work to Executive, and (ii) not have a right to perform any services for the Company;

(b)	Notwithstanding anything in this Amendment to the contrary, Executive’s required services for the Company shall be permanently reduced to a level less than 20% of the average level of services performed by Executive in the preceding 36-month period immediately prior to the commencement of the Garden Leave. For the avoidance of doubt, the preceding sentence does not prevent Executive from obtaining alternative employment, subject to the other provisions in this Agreement.

(c)	Executive acknowledges and agrees that Executive’s annual bonus for 2019 shall be a Pro-Rated Bonus. For 2019, Executive’s Pro-Rated Bonus shall mean the amount of Executive’s annual bonus for 2019, determined based on actual results as if he had remained employed for the entire service period, but pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be 181 and the denominator of which is equal to 365. For the avoidance of doubt, Executive’s 2019 bonus shall only consider the period from January 1, 2019 to June 30, 2019. Executive’s 2019 Pro-Rated Bonus shall otherwise be paid as provided in the Agreement. Executive shall not be eligible for any bonus for the 2020 fiscal year.

(d)	Executive acknowledges and agrees that he shall not receive any base salary or any other compensation (except as otherwise provided in this Amendment) for any period commencing on or after the Garden Leave. Executive further acknowledges and agrees that he shall not accrue any vacation with respect to any period commencing on or after the Garden Leave.

(e)	Executive’s previously granted equity awards shall continue to vest during the period of the Garden Leave in accordance with the terms of the applicable equity incentive plan document(s) and any applicable equity grant agreement(s). However, Executive acknowledges and agrees that during the Garden Leave he shall not be entitled to the grant of, and will not receive, any additional equity awards, and Executive hereby waives any and all rights to any such additional equity awards.

(f)	Except as otherwise provided herein, during the period of the Garden Leave, Executive will continue to be entitled to participate in the Company’s employee benefit plans, pursuant to the terms and conditions of such plans.

3.	Payments and Benefits During Garden Leave and Following the Separation Date

(a)       Subject to Executive’s timely execution and non-revocation of this Amendment, the payments set forth in section 3(f)(ii) of the Agreement shall commence on August 30, 2019 as otherwise provided in the Agreement.

(b)        The commencement of the Garden Leave shall entitle Executive to elect COBRA continuation of his medical, dental and vision insurance coverages. Executive acknowledges and agrees that if Executive obtains alternative employment and is offered medical coverage in connection therewith, the medical coverage reimbursement the Company provides pursuant to Section 3(f) of the Agreement shall terminate as of such date (regardless of whether Executive elects such alternative medical coverage). Executive agrees to provide prompt written notice to the Company of the availability of any such alternative coverage. In such an event, Executive shall have the right to continue his COBRA continuation coverage for any remaining COBRA continuation coverage period subject to his timely payment of the then full COBRA continuation coverage premiums. COBRA continuation coverage will be provided as otherwise set forth in the Agreement. Additional information about continuation coverage under COBRA will be provided to Executive separately.

(c)       Executive shall be eligible for distribution of any vested account balance under any qualified retirement plan (such as a 401(k) plan) sponsored by the Company, pursuant to the terms and conditions of such plan documents.

(d) Except as otherwise expressly stated herein or as otherwise required by law, as of the Separation Date, Executive shall cease to participate in all employee benefits, plans, policies and practices provided by the Company.

(e)       Executive acknowledges and agrees that the payments set forth in section 3(f)(ii) of the Agreement are subject to Executive’s timely execution and non-revocation of the general release of claims set forth in section 9 this Amendment and the Waiver and Release Agreement set forth in Exhibit A to this Amendment following the Separation Date (the “Release Agreement”). If Executive does not execute (or executes but revokes within the specified revocation period) this Amendment and the Release Agreement, Executive’s entitlement to such payments shall be eliminated, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts requested by the Company.

4.	Definitions

For purposes of sections 4, 5, 6, 7 and 8 of this Amendment, the parties hereto agree that the following terms shall apply:

(a)               “Affiliate” means any person or entity (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person or entity or (ii) that has the power to directly or indirectly cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise;

(b)               “Competitive Capacity” means performing the same or similar duties to those performed by Executive on behalf of the Company at any time during the 24-month period preceding Executive’s Separation Date;

(c)               “Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any products or services sold or distributed by the Company.

(d)               “Competitor” shall mean any company that sells Competitive Products;

(e)               “Customer” means those individuals, companies, or other entities for whom the Company has provided or does provide products or services or has provided written proposals.

(f)                “Geographic Territory” shall mean every state of the United States and province of Canada;

(g)               “Restricted Period” shall include the period of Executive’s employment with the Company, as well as a period of 12 months after the Separation Date;

(h)               “Indirectly” shall mean that Executive will not assist others in performing or allow others to perform those activities that Executive is prohibited from engaging in directly under this Amendment; and

(i)                 “Business Contact” means contact that is intended to establish or strengthen a business or professional relationship for the Company, regardless of whether the contact is with a Customer directly assigned to Executive or a Customer with which Executive otherwise had contact in furtherance of Executive’s job duties.

5.	Non-Solicitation

During the Restricted Period, to the fullest extent permitted by law, Executive agrees not to directly or Indirectly engage in the following prohibited conduct:

(a)               For or on behalf of any Competitor, and relating to any Competitive Products, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any Customer, or Business Contact;

(b)               Disclose to any Competitor the identities, contacts, or preferences of any Customers or referral sources, or the identity of any other persons or entities having Business Contact with the Company;

(c)               Induce any individual who has been employed by the Company within the 12-month period immediately preceding Executive’s Separation Date to terminate his or her employment with the Company;

(d)               Directly or Indirectly solicit, recruit, or encourage current employees of the Company, or employees who have terminated their employment with the Company within twelve (12) months of the solicitation, recruitment, or encouragement, to provide to a Competitor the same or substantially similar services they provided to the Company; or

(e)               Otherwise attempt to directly or Indirectly interfere with the Company’s business or its relationship with its employees, consultants, independent contractors, Customers, Business Contacts, or vendors.

6.	Non-Compete

To the fullest extent permitted by law, Executive agrees during the Restricted Period not to directly or Indirectly engage in the following competitive activities:

(a)               Executive shall not, either for Executive’s own behalf or for or on behalf of any Competitor, within the Geographic Territory, have an ownership interest in any Competitor, advise or provide consultation to any Competitor in a Competitive Capacity, or otherwise work for or assist any Competitor in any Competitive Capacity;

(b)               Executive shall not, either for Executive’s own behalf or for or on behalf of any Competitor, within the Geographic Territory, engage in the sale or distribution of any Competitive Products.

(c)               Executive shall not advise or provide consultation or otherwise work for or assist any Competitor on the list set forth in Exhibit B to this Amendment within the Geographic Territory.

7.	Survival of Restrictive Covenants

Executive’s obligations hereunder are independent and separate covenants undertaken by Executive for the benefit of the Company, and any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate Executive’s obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief.

8.	Specific Enforcement/Injunctive Relief

Executive acknowledges that it would be difficult to measure any damages to the Company from a breach of the restrictive covenants set forth in this Amendment. Executive further acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to seek immediate injunctive relief against such breach, or threatened breach. If Executive violates any restrictive covenant set forth in this Amendment, Executive agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the provision. Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Without limiting the generality for the foregoing, Executive agrees that any violation of the Agreement or this Amendment, will eliminate his entitlement to separation payments and benefits, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts requested by the Company.

9.	General Release by Executive

(a)                  Release. Executive, on behalf of himself and Executive ’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Executive ’s behalf (collectively, the “Executive Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, and its subsidiaries, affiliates, parent and sister companies, and each of its or their respective directors, officers, employees, partners, agents, representatives, predecessors, successors, assigns, insurers, and attorneys (collectively, the “Company Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, including but not limited to claims which the Executive Parties have or have had against the Company Parties by reason of, arising out of, related to, or resulting from Executive ’s employment with the Company or the termination thereof, existing as of the Effective Date (defined in Section 15 below).

(b)               Specific Types of Claims Included in Release. Without limiting the generality of the foregoing, this Amendment is intended to and shall release the Company Parties from any and all claims, whether known or unknown, which the Executive Parties ever had, now have, or may have against the Company Parties arising out of Executive ’s employment and/or separation from employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Age Discrimination in Employment Act; (ii) any other claim (whether based on any federal, state, or local law, statutory or decisional) relating to or arising out of Executive ’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, retaliation, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like. With respect to unknown claims, Executive expressly waives (and understands the significance of doing so) all rights Executive might have under any law that is intended to protect Executive from waiving such claims.

(c)               Exceptions to Release. The foregoing release does not release or impair: (i) the Company’s promises and obligations under the Agreement; (ii) any rights Executive has under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Executive during his employment (such grants to be governed by the applicable equity plan(s) and grant agreement(s) and this Amendment); (iii) any rights Executive has under applicable workers compensation laws; (iv) any vested rights under a qualified retirement plan; (e) any other claims that cannot lawfully be released; (v) Executive’s ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency; (vi) any claims arising after the date of Executive ’s execution of this Amendment; (vii) any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company; or (viii) any indemnification rights from the Company. Notwithstanding anything herein to the contrary, this release of claims will not prohibit Executive from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission ("EEOC") or an equivalent state civil rights agency, but Executive agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the Effective Date.

10.	Representations by Executive

(a)               Executive represents and warrants to the Company that Executive has read this Amendment and fully understands the effect hereof, that Executive executes this Amendment of Executive’s own free will and accord for the consideration set forth herein, and that Executive is not relying on any representations whatsoever of the Company, other than those set forth herein, as an inducement to enter into this Amendment.

(b)               Executive further represents and warrants to the Company that no litigation or other proceeding has been filed or is pending by the Executive against the Company; that no person or entity other than Executive has or has had any interest in the matters released herein; that Executive has the sole right, capacity, and exclusive authority to execute this Amendment; and that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

(c)               Executive represents that Executive has had the opportunity to discuss this Amendment with an attorney, and Executive has been advised by the Company to do so if Executive so desires. Executive covenants and agrees that Executive has been given at least 21 days to contemplate the terms of this Amendment before executing it, and that if Executive chooses to execute it in fewer than 21 days, Executive does so voluntarily and of Executive’s own free will and volition.

11.	No Admission of Liability; Representations by the Company

This Amendment shall not be construed as an admission of liability by the Company, or an admission that the Company has acted in any way wrongfully towards Executive. The parties specifically deny and disclaim any such liability or wrongful conduct.

12.              Confidentiality of Amendment

Executive will treat the terms of the Agreement, and the circumstances of Employee’s separation from employment, as confidential and will not disclose the terms or circumstances thereof to anyone except Executive’s spouse, attorney, accountant or financial advisor, or except as may be required by law or agreed to in writing by the Company (provided that, in the event of such disclosure, Employee shall notify Employee’s spouse, attorney, accountant and/or financial advisor of the confidential nature of the Agreement and the circumstances of Executive’s separation from employment). Nothing in the Agreement shall be deemed to prohibit Employee from communicating or cooperating with any governmental agency.

13.	Incorporation of Agreement

The terms of the Agreement are hereby incorporated fully herein by this reference and shall remain in full force and effect except as specifically modified by this Amendment.

14.	Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of the Agreement, but the Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

15.	Effective Date

Executive may accept this Amendment by signing it and returning it to Joe S. Ketter, SVP Human Resources, SiteOne Landscape Supply, 300 Colonial Center Pkwy, Roswell, GA 30076 via hand-delivery or by Registered or Certified U.S. Mail, Postage Prepaid, Return Receipt Requested no later than June 14, 2019, or this offer will be deemed revoked. After executing this Amendment, Executive shall have 7 days (the “Revocation Period”) to revoke it by indicating Executive’s desire to do so in writing delivered to the Company contact by no later than the seventh (7th) day after the date Executive signs this Amendment. The effective date of this Amendment shall be the eighth (8th) day after Executive signs it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive revokes this Amendment during the Revocation Period, this Amendment, including but not limited to the obligation of the Company to provide Executive with the payments and benefits specified in section 3 above, shall be deemed automatically null and void.

16.	Counterparts

This Amendment may be executed in counterparts, including those transmitted by electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Executive

/s/ Ross Anker
Ross Anker

SiteOne Landscape Supply, LLC

By	/s/ Doug Black
Its	President and CEO

SiteOne Landscape Supply, Inc.

By	/s/ Doug Black
Its	President and CEO

[Signature page to Amendment to Separation Benefit Agreement]